As filed with the Securities and Exchange Commission on July 8, 2014	Registration No. 333-197229

CONFIDENTIAL TREATMENT REQUESTED

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fiat Investments N.V.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

The Netherlands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Fiat House

240 Bath Road

Slough SL1 4DX

United Kingdom

Tel. No. +44 (0) 1753 519581

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard K. Palmer

c/o Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326-2766

Tel. No.: 248-512-2950

(Name, address, including zip code and telephone number including area code, of agent for service)

Copy to:

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel. No.: 212-558-4000	Giorgio Fossati Fiat S.p.A. Via Nizza 250 Turin 10126 Italy Tel. No.: +39 011 006 1111

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

Fiat Investments N.V., the registrant whose name appears on the cover of this registration statement, expects to change its name to Fiat Chrysler Automobiles N.V. upon effectiveness of the Merger described in the prospectus that forms a part of this registration statement.

Fiat Investments N.V. is filing this Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-197229) for the purpose of filing Exhibit 5.1 to the Registration Statement. Amendment No. 1 does not modify any part of the Registration Statement other than Item 21 and related Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pursuant to Dutch law, FCA’s directors and officers may be liable to FCA for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.

Under the FCA Articles of Association, FCA is required to indemnify its directors, officers, former directors, former officers and any person who may have served at FCA’s request as a director or officer of another company in which FCA owns shares or of which FCA is a creditor who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification shall be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons shall be adjudged to be liable for gross negligence or wilful misconduct in the performance of such person’s duty to FCA. This indemnification by FCA is not exclusive of any other rights to which those indemnified may be entitled otherwise.

The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.

The Group has purchased and will maintain insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of FCA and its subsidiaries for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which FCA owns shares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement, unless otherwise indicated.

2.1	Merger Plan between Fiat S.p.A. and Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.), dated as of June 15, 2014*
3.1	English translation of the Articles of Association of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.)*
3.2	English translation of the Deed of Incorporation of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.)*

4.1	Terms and Conditions of the Global Medium Term Notes*
4.2	Deed of Guarantee, dated as of March 19, 2013, by Fiat S.p.A. in favour of the Relevant Account Holders and the holders for the time being of the Notes and the interest coupons appertaining to the Notes*
5.1	Opinion of Loyens & Loeff N.V. as to the legality of the securities being registered
8.1	Opinion of Loyens & Loeff N.V. with respect to material Dutch tax consequences of the transaction*
8.2	Opinion of Maisto e Associati with respect to material Italian tax consequences of the transaction*
8.3	Opinion of Sullivan & Cromwell LLP with respect to material U.K. tax consequences of the transaction*
8.4	Opinion of Sullivan & Cromwell LLP with respect to material U.S. tax consequences of the transaction*
11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 12 of the Fiat Consolidated Annual Financial Statements included in the prospectus that forms a part of this Registration Statement)*
21.1	Subsidiaries*
23.1	Consent of Reconta Ernst & Young S.p.A.*
23.2	Consent of Deloitte & Touche S.p.A.*
23.3	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1)*
23.4	Consent of Loyens & Loeff N.V. (included in Exhibit 8.1)*
23.5	Consent of Maisto e Associati (included in Exhibit 8.2)*
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibits 8.3 and 8.4)*
24.1	Power of Attorney (included in the Signature Pages hereto)*
99.1	English translation of Fiat exchange ratio report provided by Reconta Ernst & Young S.p.A.*
99.2	Consent of Reconta Ernst & Young S.p.A.*

*	Previously filed with the Fiat Investments N.V. Registration Statement on Form F-4 on July 3, 2014.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Auburn Hills, Michigan on this eighth day of July, 2014.

FIAT INVESTMENTS N.V.

By: /s/ Richard K. Palmer
Name: Richard K. Palmer
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 8, 2014:

Signature	Title

* Sergio Marchionne	Principal Executive Officer and Director

/s/ Richard K. Palmer Richard K. Palmer	Principal Financial Officer, Principal Accounting Officer and Director

* Derek Neilson	Director

/s/ Richard K. Palmer Richard K. Palmer	Authorized Representative in the United States

*By:	/s/ Richard K. Palmer	Attorney-in-fact
Richard K. Palmer